Citigroup Global Markets Holdings Inc.	November 27, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH0811 Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-216372 and 333-216372-01

Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF (the “worst performing underlying asset”) from its starting value to its final closing value.

▪	The securities offer leveraged exposure to a limited range of potential appreciation of the worst performing underlying asset from its starting value to its final closing value, subject to the maximum upside return specified below. In addition, if the worst performing underlying asset depreciates within a limited range (not more than 30.00%), the securities provide for a positive return at maturity based on the absolute value of that depreciation. In exchange for these features, investors in the securities must be willing to accept a return based on whichever underlying asset is the worst performing underlying asset, forgo (i) participation in any appreciation of the worst performing underlying asset in excess of the maximum upside return, (ii) any positive participation in the absolute value of any depreciation of the worst performing underlying asset if the worst performing underlying asset depreciates by more than 30% and (iii) any dividends that may be paid on the stocks included in or held by, as applicable, either underlying asset. In addition, investors in the securities must be willing to accept full downside exposure to the worst performing underlying asset if the worst performing underlying asset depreciates by more than 30.00%. If the worst performing underlying asset depreciates by more than 30.00% from its starting value to its final closing value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying asset has declined from its starting value.

▪	Your return on the securities will depend solely on the performance of the worst performing underlying asset. You will not benefit in any way from the performance of the better performing underlying asset. You may incur a significant loss if either underlying asset performs poorly, even if the other performs favorably.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying assets:	Underlying assets	Starting value*	Barrier value**
	EURO STOXX 50® Index	3,564.02	2,494.814
	iShares® MSCI EAFE ETF	$69.92	$48.944
	* The closing level or closing price of the applicable underlying asset on the pricing date ** For each underlying asset, 70% of its starting value
Aggregate stated principal amount:	$450,000
Stated principal amount:	$1,000 per security
Pricing date:	November 27, 2017
Issue date:	November 30, 2017. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	November 27, 2020, subject to postponement if such date is not a scheduled trading day for either of the underlying assets or if certain market disruption events occur with respect to either underlying asset
Maturity date:	December 2, 2020
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final closing value of the worst performing underlying asset is greater than its starting value:
$1,000 + the leveraged return amount, subject to the maximum upside return

▪  If the final closing value of the worst performing underlying asset is less than or equal to its starting value but greater than or equal to its barrier value:
$1,000 + ($1,000 × the absolute asset return of the worst performing underlying asset)

▪  If the final closing value of the worst performing underlying asset is less than its barrier value:
$1,000 + ($1,000 × the asset percent change of the worst performing underlying asset)

If the final closing value of the worst performing underlying asset is less than its barrier value, your payment at maturity will be less, and possibly significantly less, than $700.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Final closing value:	For each underlying asset, its closing level or closing price, as applicable, on the valuation date
Worst performing underlying asset:	The underlying asset with the lowest asset percent change
Leveraged return amount:	$1,000 × the asset percent change of the worst performing underlying asset × the leverage factor
Leverage factor:	200.00%
Absolute asset return:	For each underlying asset, the absolute value of its asset percent change
Asset percent change:	For each underlying asset, its final closing value minus its starting value, divided by its starting value
Maximum upside return:	$420.00 per security (42.00% of the stated principal amount).
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CNU6 / US17324CNU61
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$8.8444	$991.1556
Total:	$450,000.00	$3,979.98	$446,020.02

(1) On the date of this pricing supplement, the estimated value of the securities is $980.90 per security, which is less than the issue price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of $8.8444 for each $1,000 security sold in this offering. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017         Underlying Supplement No. 6 dated April 7, 2017

Prospectus Supplement and Prospectus, each dated April 7, 2017
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying assets. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” or “—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying asset that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Relevant price. With respect to the iShares® MSCI EAFE ETF, its starting value and its barrier value are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the starting value and the barrier value with respect to the iShares® MSCI EAFE ETF are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of the valuation date. If the valuation date is not a scheduled trading day for either of the underlying assets or if a market disruption event occurs with respect to either of the underlying assets on the valuation date, the valuation date will be subject to postponement as described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” or “—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If the valuation date is postponed, the final closing value of each of the underlying assets in respect of the valuation date will be determined based on (i) for any underlying asset for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the final closing value of such underlying asset on the originally scheduled valuation date and (ii) for any other underlying assets, the final closing value of such underlying asset on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying asset following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlying asset).

November 2017	PS-2

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the starting value to the final closing value of the worst performing underlying asset. Your return on the securities will depend solely on the performance of the worst performing underlying asset. You will not benefit in any way from the performance of the better performing underlying asset.

Investors in the securities will not receive any dividends on the stocks included in or held by, as applicable, either underlying asset. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in either of the underlying assets” below.

Dual Directional Barrier Securities Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Underlying Asset

Your actual payment at maturity per security will depend on the actual final closing value of the worst performing underlying asset. The examples below illustrate how your payment at maturity will depend on whether the final closing value of the worst performing underlying asset is greater than or less than its starting value and by how much.

Example 1—Upside Scenario A.

Underlying asset	Starting value	Barrier value	Hypothetical final closing value	Hypothetical asset percent change
EURO STOXX 50® Index	3,564.02	2,494.814	3,920.42	10%
iShares® MSCI EAFE ETF	$69.92	$48.944	$104.88	50%

In this example, the EURO STOXX 50® Index has the lowest asset percent change and is, therefore, the worst performing underlying asset. Because the worst performing underlying asset appreciated from its starting value to its hypothetical final closing value and the leveraged return amount of $200.00 results in a total return at maturity of 20.00%, which is less than the maximum upside return of 42.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,200.00 per security.

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum upside return of $420.00 per security

= $1,000 + ($1,000 × the asset percent change of the worst performing underlying asset × the leverage factor), subject to the maximum upside return of $420.00 per security

November 2017	PS-3

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

= $1,000 + ($1,000 × 10.00% × 200.00%), subject to the maximum upside return of $420.00 per security

= $1,000 + $200.00, subject to the maximum upside return of $420.00 per security

= $1,200.00

Example 2—Upside Scenario B.

Underlying asset	Starting value	Barrier value	Hypothetical final closing value	Hypothetical asset percent change
EURO STOXX 50® Index	3,564.02	2,494.814	5,702.43	60%
iShares® MSCI EAFE ETF	$69.92	$48.944	$90.90	30%

In this example, the iShares® MSCI EAFE ETF has the lowest asset percent change and is, therefore, the worst performing underlying asset. Because the worst performing underlying asset appreciated from its starting value to its hypothetical final closing value and the leveraged return amount of $600.00 per security would result in a total return at maturity of 60.00%, which is greater than the maximum upside return of 42.00%, your payment at maturity in this scenario would be limited to the stated principal amount plus the maximum upside return. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlying asset without a maximum upside return.

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum upside return of $420.00 per security

= $1,000 + ($1,000 × the asset percent change of the worst performing underlying asset × the leverage factor), subject to the maximum upside return of $420.00 per security

= $1,000 + ($1,000 × 30.00% × 200.00%), subject to the maximum upside return of $420.00 per security

= $1,000 + $600.00, subject to the maximum upside return of $420.00 per security

= $1,420.00

Example 3—Upside Scenario C.

Underlying asset	Starting value	Barrier value	Hypothetical final closing value	Hypothetical asset percent change
EURO STOXX 50® Index	3,564.02	2,494.814	3,207.62	-10%
iShares® MSCI EAFE ETF	$69.92	$48.944	$83.90	20%

In this example, the EURO STOXX 50® Index has the lowest asset percent change and is, therefore, the worst performing underlying asset. Because the worst performing underlying asset depreciated from its starting value to its hypothetical final closing value, but not by more than 30%, your payment at maturity per security would reflect 1-to-1 positive exposure to the absolute value of the negative performance of the worst performing underlying asset and would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the absolute asset return of the worst performing underlying asset)

= $1,000 + ($1,000 × |-10.00%|)

=$1,000 + $100 = $1,100.00

November 2017	PS-4

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Example 4—Downside Scenario.

Underlying asset	Starting value	Barrier value	Hypothetical final closing value	Hypothetical asset percent change
EURO STOXX 50® Index	3,564.02	2,494.814	1,069.21	-70%
iShares® MSCI EAFE ETF	$69.92	$48.944	$83.90	20%

In this example, the EURO STOXX 50® Index has the lowest asset percent change and is, therefore, the worst performing underlying asset. Because the hypothetical final closing value of the worst performing underlying asset is less than its barrier value, your payment at maturity in this example would reflect 1-to-1 downside exposure to the negative performance of the worst performing underlying asset from its starting value to its hypothetical final closing value and would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the asset percent change of the worst performing underlying asset)

= $1,000 + ($1,000 × -70.00%)

= $1,000 - $700.00

= $300.00

You would incur a significant loss on your investment in the securities in this scenario based on the decline of the worst performing underlying asset, even though the other underlying asset performed favorably.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying asset. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying asset. If the final closing value of the worst performing underlying asset is less than its barrier value, the absolute return feature will no longer be available and you will lose more, and possibly significantly more, than 30.00% of the stated principal amount of the securities. In this scenario, you will lose 1% of the stated principal amount of the securities for every 1% by which the final closing value of the worst performing underlying asset has declined from its starting value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. If the final closing value is greater than its starting value, your potential total return on the securities at maturity is limited to the maximum upside return set forth on the cover page of this pricing supplement. The return on the worst performing underlying asset from its starting value to its final closing value may significantly exceed the maximum upside return. Therefore, your return on the securities may be significantly less than the return you could have achieved on an alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlying asset without a maximum upside return. Taking into account the leverage factor, any increase in the final closing value over its starting value by more than 21.00% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities. In addition, your potential for positive participation in the absolute value of any depreciation of the worst performing underlying asset is limited. Because the barrier value is equal to 70.00% of the starting value, the return potential of the securities in the event that the worst performing underlying asset depreciates is limited to 30.00%. Any depreciation of the worst performing underlying asset in excess of 30.00% will result in a loss, rather than a positive return, on the securities.

November 2017	PS-5

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

▪	The securities are subject to the risks of both underlying assets and will be negatively affected if either of the underlying assets performs poorly, even if the other underlying asset performs well. You are subject to risks associated with both of the underlying assets. If either underlying asset performs poorly, you will be negatively affected, even if the other underlying asset performs well. The securities are not linked to a basket composed of the underlying assets, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying assets is the worst performing underlying asset.

▪	You will not benefit in any way from the performance of the better performing underlying asset. The return on the securities depends solely on the performance of the worst performing underlying asset, and you will not benefit in any way from the performance of the better performing underlying asset. The securities may underperform a similar investment in both of the underlying assets or a similar alternative investment linked to a basket composed of the underlying assets, since in either such case the performance of the better performing underlying asset would be blended with the performance of the worst performing underlying asset, resulting in a better return than the return of the worst performing underlying asset.

▪	You will be subject to risks relating to the relationship between the underlying assets. It is preferable from your perspective for the underlying assets to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying assets will not exhibit this relationship. The less correlated the underlying assets, the more likely it is that one or the other of the underlying assets will decline by more than 30% over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying assets to decline by more than 30%; the performance of the underlying asset that is not the worst performing underlying asset is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlying assets will be over the term of the securities. The EURO STOXX 50® Index represents large capitalization stocks in the Eurozone and the iShares® MSCI EAFE ETF represents large and mid-capitalization developed market equities. Accordingly, the underlying assets represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Investing in the securities is not equivalent to investing in either of the underlying assets. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to either of the underlying assets. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. It is important to understand that, for purposes of measuring the performance of the underlying assets, the levels used will not reflect the receipt or reinvestment of dividends on either of the underlying assets. Dividend yield on the underlying assets would be expected to represent a significant portion of the overall return on a direct investment in the underlying assets, but will not be reflected in the performance of either of the underlying assets as measured for purposes of the securities (except to the extent that dividends reduce the values of the underlying assets).

▪	Your payment at maturity depends on the final closing value of the worst performing underlying asset on a single day. Because your payment at maturity depends on the final closing values of the underlying assets solely on the valuation date, you are subject to the risk that the final closing value of the worst performing underlying asset on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the stocks included in or held by, as applicable, either of the underlying assets or in another instrument linked to the underlying assets that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of final closing values of the underlying assets, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concession and structuring fee paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates

November 2017	PS-6

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlying assets, dividend yields on the stocks included in or held by, as applicable, the underlying assets and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of the underlying assets and a number of other factors, including the price and volatility of the stocks included in or held by, as applicable, the underlying assets, the correlation between the underlying assets, the dividend yields on the stocks included in or held by, as applicable, the underlying assets, interest rates generally, changes in the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the level of the EURO STOXX 50® Index, changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that are held by the iShares® MSCI EAFE ETF, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the underlying assets may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Investing in the securities exposes investors to risks associated with foreign equity securities — Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks

November 2017	PS-7

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

▪	Fluctuations in exchange rates will affect the price of the iShares® MSCI EAFE ETF. Because the iShares® MSCI EAFE ETF invests in non-U.S. companies and the net asset value of the iShares® MSCI EAFE ETF is based on the U.S. dollar value of the stocks held by the iShares® MSCI EAFE ETF, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor's net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks held by the iShares® MSCI EAFE ETF, the price of the underlying will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States. and other countries important to international trade and finance.

▪	Changes that affect the underlying assets may affect the value of your securities. The sponsors of the EURO STOXX 50® Index or the index underlying the iShares® MSCI EAFE ETF may add, delete or substitute the stocks that constitute those indexes or make other methodological changes that could affect the levels of those indexes. In addition, the investment adviser to the iShares® MSCI EAFE ETF may change the manner in which the iShares® MSCI EAFE ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the underlying assets and the value of and your payment at maturity on the securities.

▪	Even if the issuer of the iShares® MSCI EAFE ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on shares of the iShares® MSCI EAFE ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® MSCI EAFE ETF on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the iShares® MSCI EAFE ETF by the amount of the dividend per share. If the issuer of the iShares® MSCI EAFE ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® MSCI EAFE ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of shares of the iShares® MSCI EAFE ETF would not.

▪	The securities may become linked to shares of an issuer other than the original issuer of the iShares® MSCI EAFE ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® MSCI EAFE ETF. For example, if the iShares® MSCI EAFE ETF enters into a merger agreement that provides for holders of the shares of the iShares® MSCI EAFE ETF to receive shares of another entity, the shares of such other entity will become the applicable underlying asset for all purposes of the securities upon consummation of the merger. Additionally, if the shares of the iShares® MSCI EAFE ETF are delisted, or the iShares® MSCI EAFE ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying asset. See “Description of the Securities—Certain Additional Terms for Securities

November 2017	PS-8

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the iShares® MSCI EAFE ETF may not completely track the performance of its underlying index or its net asset value per share. The iShares® MSCI EAFE ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the iShares® MSCI EAFE ETF reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the iShares® MSCI EAFE ETF and its underlying index. In addition, corporate actions with respect to the equity securities constituting the iShares® MSCI EAFE ETF’s underlying index or held by the iShares® MSCI EAFE ETF (such as mergers and spin-offs) may impact the variance between the performance of the iShares® MSCI EAFE ETF and its underlying index. Finally, because shares of the iShares® MSCI EAFE ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the iShares® MSCI EAFE ETF may differ from its net asset value per share.

During periods of market volatility, securities underlying the iShares® MSCI EAFE ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® MSCI EAFE ETF and the liquidity of the iShares® MSCI EAFE ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® MSCI EAFE ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the iShares® MSCI EAFE ETF. As a result, under these circumstances, the market value of the iShares® MSCI EAFE ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the iShares® MSCI EAFE ETF might not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Our offering of the securities does not constitute a recommendation of either underlying asset. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying assets is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in or held by the underlying assets or in instruments related to the underlying assets or the stocks included in or held by the underlying assets, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying assets. These and other activities of our affiliates’ may affect the values of the underlying assets in a way that has a negative impact on your interests as a holder of the securities.

▪	The level or price of an underlying asset may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks included in the EURO STOXX 50® Index and in the shares of the iShares® MSCI EAFE ETF and other financial instruments related to the underlying assets or the stocks included in or held by the underlying assets and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the EURO STOXX 50® Index and the shares of the iShares® MSCI EAFE ETF and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level or price, as applicable, of the underlying assets in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the companies included in or held by the underlying assets or with the iShares® MSCI EAFE ETF, including extending loans to, making equity investments in or providing advisory services to such companies or the iShares® MSCI EAFE ETF. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, the discontinuance of the EURO STOXX 50® Index or events with respect to the iShares® MSCI EAFE ETF that may require a dilution adjustment or the delisting of the iShares® MSCI EAFE ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax

November 2017	PS-9

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on November 27, 2017 was 3,564.02.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2008 to November 27, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

November 2017	PS-10

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

EURO STOXX 50® Index – Historical Closing Levels January 2, 2008 to November 27, 2017

*The red line indicates the barrier value with respect to the EURO STOXX 50® Index of 2,494.814, equal to 70.00% of the applicable closing level on November 27, 2017.

Information About the iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in certain developed markets, excluding the United States and Canada, as measured by the MSCI EAFE® Index. However, for purposes of the securities, the performance of the iShares® MSCI EAFE ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI EAFE ETF will not be factored into a determination of the closing price of the iShares® MSCI EAFE ETF. The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets, excluding the United States and Canada.

The iShares® MSCI EAFE ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI EAFE ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI EAFE ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI EAFE ETF, including certain risks that are associated with an investment linked to shares of the iShares® MSCI EAFE ETF.

Historical Information

The graph below shows the closing prices of the iShares® MSCI EAFE ETF for each day such price was available from January 2, 2008 to November 27, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI EAFE ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the iShares® MSCI EAFE ETF as an indication of future performance.

November 2017	PS-11

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

iShares® MSCI EAFE ETF – Historical Closing Prices January 2, 2008 to November 27, 2017

*The red line indicates the barrier value of the iShares® MSCI EAFE ETF of $48.944, equal to 70.00% of the applicable closing price on November 27, 2017.

iShares® MSCI EAFE ETF	High	Low	Dividends
2008
First Quarter	$78.35	$68.31	$2.00018
Second Quarter	$78.52	$68.10	$1.30832
Third Quarter	$68.04	$53.08	$0.00000
Fourth Quarter	$55.88	$35.71	$0.54112
2009
First Quarter	$45.44	$31.69	$0.00000
Second Quarter	$49.04	$38.57	$0.94519
Third Quarter	$55.81	$43.91	$0.00000
Fourth Quarter	$57.28	$52.66	$0.49574
2010
First Quarter	$57.96	$50.45	$0.00000
Second Quarter	$58.03	$46.29	$0.85863
Third Quarter	$55.42	$47.09	$0.00000
Fourth Quarter	$59.46	$54.25	$0.53819
2011
First Quarter	$61.91	$55.31	$0.00000
Second Quarter	$63.87	$57.10	$1.14099
Third Quarter	$60.80	$46.66	$0.00000
Fourth Quarter	$55.57	$46.45	$0.56923
2012
First Quarter	$55.80	$49.15	$0.00000
Second Quarter	$55.51	$46.55	$1.14909
Third Quarter	$55.15	$47.62	$0.00000
Fourth Quarter	$56.88	$51.96	$0.60952

November 2017	PS-12

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

2013
First Quarter	$59.89	$56.90	$0.00000
Second Quarter	$63.53	$57.03	$0.00000
Third Quarter	$65.05	$57.55	$1.15150
Fourth Quarter	$67.06	$62.71	$0.55171
2014
First Quarter	$68.03	$62.31	$0.00000
Second Quarter	$70.67	$66.26	$0.00000
Third Quarter	$69.25	$64.12	$1.67621
Fourth Quarter	$64.51	$59.53	$0.58518
2015
First Quarter	$65.99	$58.48	$0.00000
Second Quarter	$68.42	$63.49	$0.00000
Third Quarter	$65.46	$56.25	$1.11129
Fourth Quarter	$62.06	$57.50	$0.50836
2016
First Quarter	$57.80	$51.38	$0.00000
Second Quarter	$59.87	$52.64	$1.17482
Third Quarter	$59.86	$54.44	$0.00000
Fourth Quarter	$59.20	$56.20	$0.59617
2017
First Quarter	$62.60	$58.09	$0.00000
Second Quarter	$67.22	$61.44	$1.06173
Third Quarter	$68.48	$64.83	$0.00000
Fourth Quarter (through November 27, 2017)	$70.34	$68.42	$0.00000

The closing price of the shares of the iShares® MSCI EAFE ETF on November 27, 2017 was $69.92.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the iShares® MSCI EAFE ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI EAFE ETF.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying ETF shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax

November 2017	PS-13

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $8.8444 for each $1,000 security sold in this offering. The actual underwriting fee will be equal to the selling concession paid to selected dealers. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $8.8444 for each $1,000 security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

November 2017	PS-14

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the final closing values of the underlying assets and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to

November 2017	PS-15

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such

November 2017	PS-16

Citigroup Global Markets Holdings Inc.
Dual Directional Barrier Securities Based on the Worst Performing of the EURO STOXX 50® Index and the iShares® MSCI EAFE ETF Due December 2, 2020

authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2017	PS-17